Exhibit 10.15

GROUND LEASE

THIS GROUND LEASE (this “Lease”) made this 1st day of June, 1995, by and between TEXAS GAMBLING HALL & HOTEL, INC., a Nevada corporation (“Landlord”), and STATION CASINOS, INC., a Nevada corporation (“Tenant”).

SPECIAL LEASE PROVISIONS

The following Special Lease Provisions are an integral part of this Lease.  References in the Special Lease Provisions to Exhibits and other sections are for convenience and designate some of the Exhibits and other sections where Special Lease Provisions are discussed.  Each reference in this Lease to any of the Special Lease Provisions shall be construed to incorporate all the terms under each such Special Lease Provision into this Lease.  In the event of a conflict between any Special Lease Provision and the Standard Lease Provisions, the Special Lease Provision shall control.

ARTICLE I
SPECIAL LEASE PROVISIONS

A.            Land.  That certain real property located in the City of Las Vegas, County of Clark, State of Nevada, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”).

B.            Term.  The Term shall commence on the Closing Date (as defined in that certain Asset Purchase Agreement dated as of May 30, 1995 by and between Station Casinos, Inc. and Landlord (the “Asset Purchase Agreement”)) (the “Commencement Date”), and shall terminate at midnight on the last day of the month in which the sixty-fifth (65th) anniversary of the Commencement Date occurs (“Termination Date”); provided, however that if the Asset Purchase Agreement is terminated in accordance with its terms, then this Lease shall be null and void ab initio, and no party hereto shall have any further rights or obligations hereunder.

C.            Rent.  Tenant shall pay Landlord the Rent for the Premises in the manner set forth in Article V below as follows:

1.             Fixed Term.  For the period from the Commencement Date until midnight on the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs (the “Fixed Term”), the Rent shall be One Million Eight Hundred Thousand Dollars ($1,800,000) per year; provided, however, that solely for the purposes of calculating Rent under this section, the Commencement Date shall be deemed to have occurred on the earlier of (i) July 12, 1995 or (ii) the.  Closing Date.

2.             Escalation Periods.  The portion of the Term commencing on the first day following the end of the Fixed Terra and ending on the Termination Date shall consist of six (6) consecutive periods of ten (103 years each (each of said periods being referred to as a “Rental Period”) .

(1)           Subject to paragraph (2) below, for each Rental Period during the remainder of the Term, the Rent for each year in such Rental Period shall be an amount equal to the product of:  (a) the then prevailing annual rate of return being realized by landowners for comparable property located in Clark County, Nevada as of that date which is 150 days prior to the first day of such Rental Period (provided, however, that in no event shall such rate of return be less than eight percent (8%) per year) times (b) the market value of the Land (i.e., excluding any improvements thereon) as of that date which is 150 days prior to the first day of such Rental Period.  Notwithstanding the foregoing, in no event shall the Rent for any Rental period be less than the Rent in effect immediately preceding the commencement of such Rental Period.  Rent for each Rental Period shall be determined by mutual agreement of Landlord and Tenant at least ninety (90) days prior to the first day of such Rental Period- In the event that Landlord and Tenant are unable to agree upon the Rent for any Rental Period at least ninety (90) days prior to the first day of such Rental Period, then the annual Rent for such Rental Period shall be determined by appraisal as provided in Section V.B below.  The market value for the Land (whether determined by agreement between the Landlord and Tenant or, in the absence of such agreement, by appraisal under the terms of Section V.B below) shall be based upon its highest and best use and upon the assumption that the Land is free and clear of this Lease.  All amounts determined by appraisal shall be as of the date which is one hundred fifty (150) days prior to the commencement date of the Rental Period in question.

(2)           Notwithstanding the above, on the first day of the sixth (6th) year of each of the first six (6) Rental Periods, the Rent as determined in the paragraph (1) above shall be increased by the Cost of Living Factor as defined in Section II.A.9 below and such increased Rent shall be payable for the remaining five (5) years of the then current Rental Period.

D.            Improvements.  As of the Commencement Date, the Tenant shall own in fee all improvements now or hereafter located on the Land, including, without limitation, the first-class casino/hotel facility and all related onsite and offsite improvements (collectively, the “Improvements”) .

E.             Permitted Use of Premises.  The Premises shall be used solely for a first-class casino/hotel facility, together with related uses, and no other uses shall be permitted on the Premises without the prior written consent of Landlord, which consent may be unreasonably withheld.  (Section X.H).

F.             Landlord’s Address.                             Texas Gambling Hall

& Hotel, Inc.

3360 West Sahara Ave.

Suite 200

Las Vegas, Nevada 89102

G.            Tenant’s Address.                                       Station Casinos, Inc.

2411 West Sahara Avenue
Las Vegas, Nevada 89102

H.            Insurance.  (Article VIII)

1.             Minimum Liability Coverage Amounts.

(a)	$1,000,000	Each Occurrence

(b)	$1,000,000	Products & Completed Operations Aggregate

(c)	$2,000,000	General Aggregate

(d)	$l,000,000	Employer’s Liability

(e)	$1,000,000	Automobile Liability

(f)	$100,000,000	Excess of Primary Coverage as Above

2.             Maximum Deductibles.

(a)	$100,000	Comprehensive General Liability

(b)	$100,000	Property

(c)	$100,000	Automobile Liability

I.              Option to Acquire Landlord’s Interest.

1.             Exercise of Tenant’s Option.  Landlord hereby grants Tenant the option to acquire Landlord’s interest upon the terms and conditions contained in this Section I.I (“Tenant’s Option”).  Tenant’s Option shall be exercised by Tenant’s delivering to Landlord, in the manner provided in Section XIII.D below, written notice of such exercise no earlier than one hundred eighty (180) and no later than one hundred twenty (120) days prior to any of the following dates:  (i) the fifth (5th) year anniversary of the Commencement Date or (ii) the first day of any succeeding five (5) year period thereafter.  If Tenant so exercises Tenant’s Option on any of such dates, then Landlord and Tenant shall complete Tenant’s acquisition of Landlord’s Interest as set forth in Section I.1,2 below on or prior to the first day of such fifth anniversary or five year period.  Landlord may refuse to extend Tenant’s ability to exercise Tenant’s Option for any or no reason.

2.             Terms of Tenant’s Option.  Upon Tenant’s valid exercise of Tenant’s Option in Section I.I.1 above, Landlord and Tenant shall negotiate in good faith for a period of no more than thirty (30) days to determine the market value of Landlord’s Interest to be acquired pursuant to Tenant’s Option.  The market value for Landlord’s Interest (whether determined by agreement between the Landlord and Tenant or, in the absence of such agreement, by appraisal under the terms of Section V.B below) shall be based upon the highest and best use of the Land and the assumption that the Land is free and clear of this Lease and shall include Landlord’s remainder interest in the Improvements.  Such market value shall be agreed upon by Landlord and Tenant within said thirty (30) day period.  If Landlord and Tenant are unable to agree on the market value of Landlord’s Interest within said thirty (30) day period, the market value of Landlord’s Interest shall be determined by appraisal pursuant to Section V.3 below.  Upon determination of the market value of Landlord’s Interest, whether by agreement or by appraisal, Tenant shall provide evidence to Landlord’s reasonable satisfaction that there are funds available and committed to Tenant to complete the acquisition.  Tenant shall acquire Landlord’s Interest either by purchase or by way of an exchange which would qualify for tax-deferred treatment to Landlord under Section 1031 of the Internal Revenue Code, whichever method Landlord shall elect in its sole discretion; provided, however, that Tenant shall not be required to incur any additional costs or liabilities as a result of Landlord’s election to proceed with an exchange under Section 1031.  Landlord’s Interest shall be conveyed to Tenant free and clear of all liens and encumbrances except those described in Exhibit B attached hereto and those liens and encumbrances made or suffered by Tenant.  All costs and expenses of conveying Landlord’s Interest to Tenant, including without limitation, any and all escrow fees, conveyance taxes, notary fees, title insurance premiums, recording fees and other customary closing casts and expenses, shall be allocated between the parties in such proportion as is mutually agreed upon, or in the absence of such agreement according to the prevailing practice and custom within the jurisdiction in which the Premises is located.  All Rent under this Lease and other similar payments shall be prorated between Landlord and Tenant upon the closing date for Tenant’s acquisition of Landlord’s Interest.  If Tenant exercises Tenant’s Option but thereafter fails to acquire Landlord’s Interest for any reason other than Landlord’s default, this Lease shall continue in full force and effect and Tenant shall reimburse Landlord for all of Landlord’s out-of-pocket expenses incurred in connection with Tenant’s Option, including without limitation appraisers’ and attorneys’ fees.

J.             Change in Control; Put of Landlord’s Interest.

1.             Exercise of Landlord’s Put.

Tenant hereby grants Landlord the right to put (“Landlord’s Put”) Landlord’s Interest to Tenant upon the terms and conditions contained in this Section I.J.  Landlord’s Put shall be exercised, if at all, by Landlord’s delivering to Tenant, in the manner provided in Section XIII.D below, written notice of such exercise no later than one (1) year after the first to occur of either (i) a Change of Control (as defined in the Asset Purchase Agreement) or (ii) delivery of written notice to Landlord that Tenant intends to effectuate a Change of Control or a Change of Control is otherwise anticipated to occur; provided, however, that if such anticipated Change of Control does not occur, Landlord’s exercise of Landlord’s Put shall be null and void ab initio.  If Landlord so exercises Landlord’s Put, then Landlord and Tenant shall complete Tenant’s acquisition of Landlord’s Interest as set forth in Section I.J.2 below on or prior to that date which is ninety (90) days after Landlord delivers to Tenant notice of the exercise of Landlord’s Put.

2.             Terms of Landlord’s Put.  Upon Landlord’s valid exercise of Landlord’s Put in Section I.J.I above, Tenant shall acquire all of Landlord’s Interest (including Landlord’s remainder interest in the Improvements), for a purchase price equal to the fair market value of Landlord’s Interest as of such time (which shall be determined by good faith negotiations within a period of no more than thirty (30) days or as otherwise provided for in Section I.I. above).  Landlord may elect to accomplish a tax-deferred exchange under Section 1031 of the Internal Revenue Code; provided, however, that Tenant shall not be required to incur any additional costs, liabilities or delays as a result of Landlord’s election to proceed with such an exchange.  Landlord’s Interest shall be conveyed to Tenant free and clear of all liens and encumbrances except those shown in Exhibit B attached hereto, if applicable, and those liens and encumbrances made or suffered by Tenant.  All costs and expenses of conveying Landlord’s Interest to Tenant, including without limitation, any and all escrow fees, conveyance taxes, notary fees, title insurance premiums, recording fees and other customary closing costs and expenses, shall be allocated between the parties in such proportion as is mutually agree upon, or in the absence of such agreement according to the prevailing practice and custom within the jurisdiction in which the Premises is located.  All Rent under this Lease and other similar payments shall be prorated between Landlord and Tenant upon the closing date for Tenant’s acquisition of Landlord’s Interest.  If Landlord exercises Landlord’s Put but thereafter fails to close the sale of Landlord’s Interest to Tenant for any reason, other than Tenant’s default, then Landlord shall reimburse Tenant for all of Tenant’s out-of-pocket expenses incurred in connection with Landlord’s Put, including without limitation appraisers’ and attorneys’ fees.

3.             Rescission of landlord’s Put.  Notwithstanding anything in the foregoing provisions to the contrary, if the fair market value of Landlord’s Interest is determined by appraisal in accordance with the provisions of Section I.I. above, Landlord shall have the right to cancel the proposed put within thirty (30) days of Landlord’s receipt of written notice of the determined fair market value, in which case Landlord shall bear the fees of all appraisers.  In such case, Landlord’s exercise of Landlord’s Put shall be null and void ab initio.

All terms, covenants and conditions contained in the Standard Lease Provisions and the Exhibits attached hereto are incorporated herein by reference and made a part of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed, this Lease as of the date first written above.

Tenant:	Landlord:

STATION CASINOS, INC.	TEXAS GAMBLING HALL & HOTEL, INC.
a Nevada corporation	a Nevada corporation

By	By
Its	Its

By	By
Its	Its

STANDARD LEASE PROVISIONS

In consideration of the respective and mutual covenants of Landlord and Tenant and the Rent set forth in this Lease, Landlord and Tenant hereby agree to the Special Lease Provisions and to all of the following terms, conditions and covenants (“Standard Lease Provisions”):

ARTICLE II
DEFINITIONS

A.            Use of Defined Terms.  For purposes of construing and interpreting this Lease, the terms defined in this Article II when written with initial capital letters in this Lease shall have throughout the Lease the meaning given such terms in the paragraphs below.  The terms defined in this Article II may be used in the singular or plural or in varying tenses or forms, but such variation shall not affect the meaning of such terms set forth in the paragraphs below so long as those terms are written in initial capital letters.  When such terms are used in this Lease but are written without initial capital letters, such terms shall have the meaning they have in common usage; provided, however, that where legal, technical or trade terms are used and the context in which such terms are used indicates that such terms are to be given their legal, technical or trade usage meanings, such terms shall be given such legal, technical or trade usage meanings.

1.             AAA.  “AAA” shall mean the American Arbitration Association.

2.             Beneficiary.  “Beneficiary” shall mean any and all beneficiaries under deeds of trust granted by Tenant which encumber this Lease.

3.             Business Day.  “Business Day” shall mean a day other than Saturday, Sunday or legal holiday (or day observed as a legal holiday) for Nevada state governmental offices pursuant to Nevada Revised Statutes.

4.             Commencement Date.  “Commencement Date” shall mean the date of this Lease, as set forth on page l of the Special Provisions.

5.             Cost of Living Factor.  The “Cost of Living Factor” for any date during the Term shall be a fraction whose numerator is the index figure stated in the Consumer Price Index for All Consumers (1982-84=100) specified for all Items relating to Los Angeles-Long Beach-Anaheim published by the Bureau of Statistics of the United States Department of labor in effect on such date and whose denominator is the index figure for such Consumer Price Index in effect on the Commencement Date of this Lease; provided, however, that the Cost of Living Factor shall never be less than one (1).  If such “Consumer Price Index” is discontinued, the Cost of Living Factor shall be based on comparable statistics on changes in the purchasing power of the consumer dollar for the applicable periods, as published by a responsible financial periodical report of a recognized governmental or private authority.  If a dispute between Landlord and Tenant arises with regard to the proper Cost of Living Factor to be applied to any time, the Cost of Living Factor shall be determined by the appraisal process set forth in Section V.B below.

6.             Default.  “Default” means the occurrence of one or more of the events of default listed in Section XI.A below.

7.             Fixed Term.  “Fixed Term” shall mean the initial period of the Term of the Lease, during which the Rent is fixed, as set forth in Section I.C.I above.

8.             Force Majeure.  “Force Majeure” shall mean any performance or condition required to be completed by a party to this Lease under the terms of this Lease which is delayed by any act of God (floods, earthquakes or other natural disasters) , war, strike in the State of Nevada, national emergencies or civil disturbances or by general transportation or shipping strikes, which conditions are not within a party’s control and could not reasonably be avoided by such party.

9.             Hazardous Materials.  “Hazardous Materials” mean and include, without limitation, inflammable explosives, radioactive materials, asbestos, organic compounds (including polychlorinated biphenyl) , pollutants, contaminates, hazardous wastes, toxic substances or related materials and any substances defined as or included in the definitions for “hazardous substances”, “hazardous wastes”, “extremely hazardous wastes”, “hazardous materials”, or “toxic substances” in the Hazardous Material Laws.

10.           Hazardous Materials Laws.  “Hazardous Materials Laws” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, as the same may be amended from time to time, and any similar federal, state, and local laws and ordinances, and regulations now or hereafter adopted, accomplished and promulgated pursuant thereto applying to the Premises or any portion thereof.

11.           Improvements.  “Improvements” shall have the meaning ascribed to that term in Section I.D.

12.           Land.  “Land” shall mean the Land as defined in Section I.A above, exclusive of any Improvements existing at any time on such Land.

13.           Landlord.  “Landlord” shall mean Texas Gambling Hall & Hotel, Inc., a Nevada corporation.

14.           Landlord’s Cost of Money.  “Landlord’s Cost of Money” for any period during the Term shall mean an annual rate of interest equal to the lesser of:  (i) three percent (3%) plus the prime interest rate for such period of time, which shall be the interest rate then charged by the largest or the second largest bank (as measured by total assets) in the State of Nevada, whichever charges the higher rate, to its most responsible commercial borrowers on 90-day unsecured notes; or (ii) the maximum per annum rate of interest permitted to be charged by then applicable law.

15.           Landlord’s Interest.  “Landlord’s Interest” shall mean all of Landlord’s interest in the Premises, including without limitation Landlord’s interest in the Land.

16.           Lease.  “Lease” means this Lease, together with all Exhibits attached hereto, as the same may be amended from time to time.

17.           Premises.  The “Premises” shall mean the Land, and all buildings, improvements, fixtures, tenements, rights, easements, privileges and appurtenances belonging, attached or appertaining to such Land on the date hereof or at any time thereafter.

18.           Record.  To “Record” a document shall mean to record such document in the Recorder’s Office, Clark County, Nevada.

19.           Rent.  “Rent” shall mean the net annual rent for the Premises, which amount is set forth in Section I.C above.

20.           Rental Periods.  “Rental Periods” shall mean those fixed periods of time set forth in Section I.C.2 above, during which the Rent is recomputed.

21.           Special Lease Provisions.  “Special Lease Provisions” shall mean the provisions in Article I of this Lease.

22.           Standard Lease Provisions.  “Standard Lease Provisions” shall mean the provisions in Articles II through XIII, inclusive, of this Lease.

23.           Tenant.  “Tenant” shall mean the entity identified as Tenant in the first paragraph of this Lease.

24.           Term.  “Term” snail mean the period of time during which this Lease is in effect, which period is set forth in Section I.B above.

25.           Termination Date.  “Termination Date” shall mean the date upon which this Lease shall terminate and is set forth in Section I.B above (unless sooner terminated as provided herein).

ARTICLE III
PREMISES

A.            Demise.  Landlord hereby demises and leases to Tenant, and Tenant hereby rents from Landlord for the Term, the Land, subject to the encumbrances listed on Exhibit A attached hereto and incorporated herein by reference.

B.            No Light or Air Easement.  Any diminution or shutting off of light or air by any structure now existing or which may be hereafter erected on lands adjacent to the Premises shall in no way affect this Lease, shall not constitute a constructive eviction or grounds for reduction or abatement of rent, or otherwise impose any liability on Landlord.

C.            Quiet Enjoyment.  If and so long as Tenant pays the Rent and keeps, observes and performs each and every term, covenant and condition of this Lease on the part of Tenant to be kept, observed an performed, Tenant shall peaceably hold and enjoy the Premises for the Term without hinderance or interruption by Landlord or any other person lawfully claiming through or under Landlord except as in this Lease expressly provided.

ARTICLE IV
TERM

Subject to earlier termination as herein provided, the Term of this Lease shall be as stated in Section I.B above.

ARTICLE V
RENTAL

A.            Tenant to Pay Net Rent.  Throughout the Term, Tenant shall pay to Landlord the Rent set forth in Section I.C above in the manner set forth in this Article V, net and above any and all taxes, rates, assessments, charges, impositions, and expenses payable under this Lease and without deductions of any kind whatsoever.  Rent shall be paid without prior notice or demand, and without any setoff, counterclaim or deduction whatsoever, and shall not be reduced or abated except as expressly provided in this Lease.

B.            Appraisal.  Whenever this Lease provides that a matter shall be determined by appraisal, the determination by appraisal of such matter shall be done in an arbitration format and shall be binding, final and conclusive on the Landlord and Tenant.  Such appraisal shall be made by three (3) impartial appraisers appointed and constituted as provided in this paragraph, each of whom shall be a member in good standing of the American Institute of Real Estate Appraisers or its successor, Either Landlord or Tenant may give to the other party written notice of its desire to have an appraisal made and appoint one of the appraisers in said notice, whereupon the other party, within fifteen (15) days after the receipt of such notice, shall appoint, a second appraiser, and, in case of failure so to do, the party who has already appointed an appraiser may have the second appraiser appointed by a judge of the Clark County District Court, and the two (2) appraisers so appointed, in either manner, shall appoint the third appraiser, and in the event that the two appraisers so appointed shall, within-fifteen (15) days after the appointment of the second appraiser, fails to appoint the third appraiser, either party may have the third appraiser appointed by said judge, and the three (3) appraisers so appointed shall thereupon proceed to make the appraisal in question and the decision of any two (2) of them shall be final, conclusive and binding upon Landlord and Tenant.  Landlord and Tenant shall each have an opportunity to present arguments and evidence to support their respective positions regarding the determination of Rent or other issues before the appraisers.  The appraisers may call such expert of other witness as they deem appropriate to assist them in the appraisal process.  Each of the parties shall pay the costs and expenses of their respective consultants, as well as the compensation and expenses of the appraiser it appoints.  All other costs of the appraisal process shall be shared equally by Landlord and Tenant.

C.            Payment of Rent.  Tenant shall commence payment of Rent on the Commencement Date and such Rent shall be paid in equal monthly installments in advance on the first day of each month for which such Rent accrues under this Lease.  If the Commencement Date shall fall on a day other than the first day of a month, then the rental for the first fractional month shall be computed on a daily basis from the Commencement Date to the end of such calendar month by dividing the monthly installment of Rent by thirty (30) and multiplying this amount by the number of days remaining in the fractional month.

D.            Disputed Rent.  In the event that the parties have failed to agree upon a rental rate for Rent for any Rental Period then, pending determination of the Rent for such Rental Period through appraisal or agreement, Tenant shall, at the time and in the manner specified herein, continue payment of Rent at the rate in effect during the immediately preceding period.  Upon determination of the Rent for such disputed Rental Period through appraisal or agreement, Tenant shall immediately pay over to Landlord any additional amounts required to make up any increase in Rent determined for such Rental Period plus interest thereon. at Landlord’s Cost of Money accruing from the date such payments would have been due until actually paid in full.

E.             Currency; Agent.  All Rent and all other charges payable by Tenant under this Lease shall be paid in lawful currency of the United States of America to Landlord or to such agent as shall be designated by Landlord in written notice to Tenant on or before its due date.

F.             Late Charges/Dishonored Checks.  If the Rent payment is not received prior to the tenth (10th) of any month, or any other charge or additional rent due hereunder shall not be received when due, then a late fee in the amount of the greater of $100.00 or five percent (5%) of the amount due shall be automatically assessed.

ARTICLE VI
IMPROVEMENTS

Fee ownership of the Improvements now or hereafter constituted on the Land is vested in Tenant; provided, however, that upon the termination of this Lease or the termination of Tenant’s right to occupy the Premises hereunder, the Improvements shall become the property of Landlord.

ARTICLE VII
ENCUMBRANCES

A.            Right to Encumber.  Any provision herein contained to the contrary notwithstanding, Tenant shall have the right without the consent of Landlord to encumber by way of a deed of trust all or any portion of Tenant’s right, title and interest in, to and under this Lease.  Any such deed of trust may contain, except where particular terms, conditions or maturity are required by this Lease, such terms, conditions and maturity as Tenant may determine.  Provided that all requirements of this Lease are at all times complied with, Tenant may enter into any and all such extensions, modifications or amendments of any such deed of trust as it may desire.  Tenant shall, upon execution of any such deed of trust, promptly deliver a true copy of the deed of trust to Landlord.  The aggregate amount secured by all such deeds of trust shall not exceed eighty-five percent (85%) of the fair market value of Tenant’s leasehold interest under this Lease and all buildings and other improvements constructed on the Premises or to be constructed oh the Premises during the Term.  The Beneficiary and its respective assigns may enforce such deed of trust and may acquire title to the leasehold estate of Tenant in any lawful way and, pending foreclosure of such deed of trust (or bona fide sale or assignment in lieu of foreclosure) may take possession of and sublease the Premises, or cause any person having the relationship of an independent contractor to the Beneficiary to take possession of and sublease the Premises.  Upon foreclosure thereof (or any bona fide sale or assignment in lieu of foreclosure) the Beneficiary may without further consent of Landlord sell and assign this Lease, by assignment in which the assignee shall expressly assume and agree to observe and perform all the covenants of Tenant hereunder for so long as it shall retain title to Tenant’s interest hereunder.  Any assignee who has acquired title to this Lease by way of foreclosure or deed in lieu thereof may only assign its rights under the Lease, other than by way of deed of trust, in compliance with Section XIII.F hereto.

B.            Lessor’s Right to Cure Lessee’s Deed of Trust Defaults.  Every deed of trust encumbering Lessee’s interests under this Lease shall provide that:

1.             In case of Tenant’s default under such deed of trust, should the Beneficiary determine to institute foreclosure proceedings, the Beneficiary shall give notice of such intended foreclosure to Landlord, by registered mail sent to Landlord’s last known address, at least sixty (60) days prior to the commencement of such foreclosure proceedings, and Landlord may, but shall not be obligated to, cure any default then capable of being cured by Landlord; and

2.             Provided that Landlord commences to cure all current defaults of Tenant then curable by Landlord and diligently prosecutes such cure within such sixty (SO) day period, then the Beneficiary shall waive its right to foreclosure and any default under the deed of trust shall be deemed cured; Landlord shall in no way be liable for any deficiency judgment on the promissory note secured by the deed of trust or for any payment of any sums due under the deed of trust or any other indebtedness as may be owed by Tenant to the Beneficiary.

Landlord’s expenses in curing Tenant’s default under such deed of trust, together with interest at a rate equal to Landlord’s Cost of Money accruing on such expenses from the date such expenses are incurred by Landlord until fully repaid by Tenant, shall be deemed to be additional rent under this Lease to be paid promptly by Tenant.

C.            Protection of Beneficiary.  In the event that Tenant shall encumber the leasehold estate by way of deed of trust in compliance with the terms of this Lease and, if Tenant or the Beneficiary shall have furnished to Landlord a true copy of such deed of* trust as provided in Section VILA above, the following provisions shall apply and inure to and for the benefit of the Beneficiary therein named, and its successors and assigns, any provision herein contained to the contrary notwithstanding:

1.             This Lease shall not be amended, altered, modified, terminated or rescinded by Landlord and Tenant, prior to the expiration of the term of. the deed of trust, without the prior written consent of the Beneficiary.  If such a deed of trust is in effect, this Lease may be terminated only in accordance with the provisions of this Section VII.C.

2.             Landlord shall, upon serving Tenant any notice of default under the provisions of or with respect to this Lease, at the same time serve a copy of such notice upon the Beneficiary, by registered mail, addressed to it at the address shown in the deed of trust (or such other address as Beneficiary may direct), and no notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been so served upon the Beneficiary.

3.             The Beneficiary, in the event Tenant shall be in default hereunder, shall have the right (but shall not be obligated) within the greater of (i) the same period as is given to Tenant therefor, or (ii) thirty (30) days after Beneficiary receives notice of Tenant’s default, to remedy such default or to cause the same to be remedied, and Landlord shall accept such performance by or at the instigation of such Beneficiary as if the same had been done by Tenant.  If after proper notice of default by Landlord neither the Beneficiary nor Tenant cures or commences to. cure Tenant’s default under this Lease within the time limits set forth in Section XI.A below, Landlord may. terminate this Lease pursuant to such Section.

a.             Tenant hereby constitutes and appoints each Beneficiary as Tenant’s agents and attorneys-in-fact with full power, in Tenant’s name, place and stead, and at Tenant’s cost and expense, to enter upon the Premises and make repairs thereon and therein, maintain the same, remove any violations of law, statutes, ordinances or rule or regulation of governing authorities and to otherwise perform any of the obligations of Tenant under this Lease.

b.             In the event of any default of Tenant hereunder (including those relating to bankruptcy or insolvency) other than a default in the payment of money or a default susceptible of being cured by the payment of money, Landlord shall not take any action to effect a termination of this Lease, whether by service of a notice of termination or otherwise, due to such default, without allowing the Beneficiary (or a receiver appointed at the Beneficiary’s request or an independent contractor to the Beneficiary) a reasonable time within which to either (1) obtain possession of the Premises and the interests of Tenant under this Lease and cure the default, where the default is susceptible of being cured after obtaining such possession by the Beneficiary, receiver or independent contractor, or (2) institute and complete foreclosure proceedings or otherwise sell or acquire Tenant’s interest in the Premises and in this Lease, and any such default shall be considered as having been waived by Landlord upon the completion of foreclosure or such sale or acquisition of Tenant’s interest, provided that:

(i)            the Beneficiary shall not be required to continue possession or foreclosure proceedings if the default which would have given cause for such notice shall have been cured; and

(ii)           during any period of forbearance the foregoing shall not preclude Landlord from exercising any remedies hereunder relating to any other default of Tenant; and

(iii)          such Landlord’s waiver of such default, and the waiver of the right to terminate this Lease as a result of such default and any transfer of Tenant’s interests under this Lease by way of foreclosure or assignment in lieu thereof shall at all times be explicitly conditioned upon the curing by either Beneficiary or the party acquiring Tenant’s interest under this Lease by way of foreclosure or assignment in lieu thereof of all then existing defaults hereunder susceptible of cure including, without limiting the generality of the foregoing, the payment of rent, and other sums payable hereunder by Tenant, such as attorneys’ fees and other expenses of Landlord incurred in connection with such default, such that upon foreclosure or assignment in lieu thereof all payments required from Tenant by the Lease shall have been brought current; and

(iv)          on and after the date of such foreclosure, sale or other acquisition and for so long as it shall hold such title, the party holding title to Tenant’s interest under this Lease shall observe and perform, or cause to be observed and performed, all of the covenants and agreements on the part of Tenant hereunder to be observed and performed.

If the conditions in clause {iii} of the immediately preceding sentence are not met by the Beneficiary (or a receiver appointed at the Beneficiary’s request) within thirty (30} days of notice or demand by Landlord, Landlord may terminate this Lease pursuant to Article XI below.

4.             No such Beneficiary shall become personally liable under the agreements, terms, covenants or conditions of this Lease, unless and until such time as the Beneficiary becomes, and then only for so long as it remains, the owner of the leasehold estate.

5.             In the event of the termination of this Lease or of any succeeding lease made pursuant to the provisions of this Section VII.C.5 prior to its stated expiration date, Landlord will enter into a new lease of the Premises with the Beneficiary or, if there be more than one deed of trust, then with the Beneficiary entitled under Subparagraph (iii) of this Section VII.C.5, for the remainder of the Term, effective as of the date of such termination, at the rent and additional rent and upon the covenants, agreements, terms, provisions and limitations contained in this Lease, provided:

(i)            such Beneficiary makes written request upon Landlord for such new lease within forty (40) days from the date of such termination and such written request is accompanied by payment to Landlord of all amounts then due to Landlord;

(ii)           such Beneficiary pays to Landlord at the time of the execution and delivery of such new lease any and all sums which would at the time of the execution and delivery thereof be due under this Lease but for such termination and pays any and all expenses, including reasonable attorneys’ fees, court casts and disbursements incurred by Landlord in connection with any such default and termination as well as in connection with the execution and delivery of such new leases, less the net income collected by Landlord on the Premises subsequent to the date of termination of this Lease and prior to the execution and delivery of the new lease; and

(iii)          if more than one such Beneficiary makes written request upon Landlord in accordance with the provisions of subparagraph (i) of this Section VII.C.5, the new lease shall be delivered to the Beneficiary requesting such new lease whose deed of trust is prior in lien, and the written request of any Beneficiary whose deed of trust is subordinate in lien shall be void and of no force or effect.

6.             Upon the execution and delivery of such new lease in accordance with the provisions of Section VII.C. 5 above, all leases and other agreements with sublessees which theretofore may have been assigned and transferred to Landlord shall thereupon be assigned and transferred without recourse by Landlord to the Beneficiary, as the new lessee.

D.            Subordination of Landlord’s Interest.  Landlord will on request of Tenant therefor, by suitable instrument in the nature of an additional security deed of trust, subject and subordinate Landlord’s Interest to any leasehold deed or deeds of trust which comply with the provisions of Section VII.A. above.  The additional security deed of trust encumbering Landlord’s Interest may be enforced by foreclosure only together with foreclosure of said leasehold deed of trust and shall provide that Landlord’s Interest may be sold only if the sale of the leasehold estate does not generate sufficient proceeds to satisfy the indebtedness due under said leasehold deed of trust.  So long as Landlord’s Interest shall be subject and subordinated to any leasehold deed of trust, Tenant will pay such deed of trust and the promissory note or notes thereby secured at the times and in the manner therein set forth and will faithfully observe and perform all of the terms, covenants, conditions and provisions contained in such deed of trust and notes within the period of grace therein provided, and any default of Tenant under such deed of trust or promissory note shall constitute a default under this Lease.  Tenant will indemnify and hold Landlord harmless against all loss, cost and expense whatsoever arising out of or in connection with such additional security deed of trust or any litigation with respect thereto.

E.             Encumbrances on Landlord’s Interest.  Subject to Section VII.D above, nothing herein contained shall limit Landlord’s rights to assign or otherwise encumber Landlord’s interest in this Lease.  In the event that Landlord at any time so encumbers its interest in this Lease, said encumbrance shall be subject to and shall not be a lien prior to this Lease or any modifications or extensions hereof or any new lease given by Landlord pursuant to the provisions contained in Section VII.C or any leasehold deed of trust placed thereon and any such encumbrance by Landlord shall not be deemed to give any such assignee any greater rights than Landlord hereunder or the right to cancel the Lease or any new lease so made to a leasehold Beneficiary unless there is a default on the part of Tenant, uncured by either Tenant or the leasehold Beneficiary, which, under the terms of this Lease or such new lease, would enable Landlord to cancel this Lease, and withhold from such leasehold Beneficiary a new lease pursuant to the provisions contained in Section VII.C.7.

ARTICLE VIII
INSURANCE

A.            Insurance of Buildings.

1.             Fire and Hazard Insurance.  Tenant shall at its own expense and at all times during the Term keep all buildings, other improvements and fixtures, by whomsoever installed or constructed, existing on the Premises on the Commencement Date or at any time thereafter, insured against (a) all of the risks covered by a standard “Special Form” endorsement, with additional coverage for risk of loss by earthquake (to the extent available at commercially reasonable rates) and flood and (b) such other hazards or risks which a prudent businessman would insure against.  This coverage shall be in an amount equal to the full replacement cost of such buildings, improvements and fixtures without deduction for depreciation, shall be written on an “Agreed Amount” basis, shall not have a deductible in excess of the amount shown in Section I.H above, and shall have an endorsement showing coverage for the loss of rental income after an insured-against occurrence during the period of restoration of the Premises and shall be placed with an insurance company or companies approved by Landlord (which approval will not be unreasonably withheld) .  The limits of liability with respect to this endorsement for business interruption/loss of rental income shall be for a period of restoration of not less than one (1) year after the insured against occurrence and this endorsement shall be written on an “Agreed Amount” basis.

2.             Payment of insurance Proceeds.  Every policy of insurance described in Section VIII.A.I above shall be issued to cover and insure all the several interests in the buildings, improvements, fixtures and rent required to be insured in Section VIII.A.I above, and Landlord, Tenant and any Beneficiary as their respective interests are defined in this paragraph below, and shall be made payable in case of loss or damage to a trust company authorized by law to exercise corporate trust powers in the State of Nevada or another impartial third party, as shall be designated by Landlord from time to time as trustee of all proceeds of such insurance, which trustee shall have its principal office in Las Vegas.  The trustee shall have no obligation whatsoever to effect, maintain or renew such insurance, nor to attend to any claim for loss or damage thereunder or the collection of any proceeds thereof, nor to incur any expense therefor, and shall be responsible only for the proper custody and application as provided for this Section VIII.A. of all proceeds of such insurance that shall actually come into its possession, and Tenant shall pay all fees and expenses of such trustee for or in connection with its services.  The respective interests of Landlord, Tenant and any Beneficiary in any proceeds -of the insurance required in Section VIII.A.1 above payable for insured loss or damage shall be fixed and determined as of the date of such loss or damage as follows:

a.             Landlord’s Interest.  Landlord shall have no interest in such insurance proceeds for the initial fifty-five (55) years of the Term, Landlord’s interest shall be ten percent (10%) in the fifty-sixth year and shall increase ten percent (10%) per year for each year thereafter; provided, however, that.  Landlord’s interest in any rental loss insurance payments (relating to Rents payable hereunder) shall be one hundred percent (100%).

b.             Tenant’s Interest.  The interest of Tenant shall be the balance of such insurance proceeds after first deducting the amount of the interest of Landlord determined as set forth in Section VIII.A.2.a above.

c.             Beneficiary’s Interest.  The interest of any Beneficiary in such proceeds shall be limited to the amount of, and encumber only, the interest of Tenant in such insurance proceeds as defined in Section VIII.A.2.b above, to the extent of the then outstanding principal and accrued interest secured, under the deeds of trust of such Beneficiary, provided, however, that if the interest of Tenant in such insurance proceeds is insufficient to repay the then outstanding principal and accrued interest secured under the deeds of trust of such Beneficiary, the interest of such Beneficiary shall include Landlord’s interest as defined in Section VIII.A.2.a above to the extent necessary Co repay such outstanding principal and accrued interest.  Any portion of Landlord’s interest remaining after the outstanding principal and accrued interest secured by such deeds of trust is repaid shall remain the sole property of Landlord.  The respective interests and rights of two or more Beneficiaries in and to such interests of Tenant shall be determined between them in accordance with the priority of their respective deeds of trust of this Lease.

3.             Use of Insurance Proceeds.  In case the buildings, improvements or fixtures required to be insured in Section VIII.A.1 above or any part thereof shall be destroyed or damaged by fire or such other casualty required to be insured against, then and as often as the same shall happen, all proceeds of such insurance, including the interest therein of Landlord and the balance of the interest therein of Tenant after deducting such amount of the interest of any Beneficiary in Tenant’s insurance proceeds as provided in Section VIII.A.2.c above and excluding the proceeds of any rental value, or use and occupancy insurance of Tenant, shall be available for and used with all reasonable dispatch by Tenant in rebuilding, repairing, replacing or otherwise reinstating the buildings, improvements or fixtures so destroyed or damaged in a good and substantial manner according to the plan and elevation thereof, or according to such modified plan for the same or substitute buildings, improvements or fixtures as shall be approved in writing by the Landlord in accordance with Article VI above.  If the available insurance proceeds shall be insufficient for rebuilding, repairing, replacing or otherwise reinstating such buildings, improvements or fixtures in the manner provided in this paragraph above, then Tenant shall provide the balance of all funds required to completely rebuild, repair, replace or otherwise reinstate such buildings, improvements or fixtures.

4.             Uninsured, Casualty and Abatement of Rent.  If a substantial portion of the Improvements at any time erected on the Premises shall be rendered untenantable by casualty which Tenant is not required by Article VIII of this Lease to be insured against, neither party shall have any obligation to rebuild, repair or otherwise reinstate such buildings.  If Tenant shall undertake promptly to reinstate the building or buildings, or portions thereof, so destroyed or damaged according to the original plan and elevation thereof or according to such modified plan as shall be approved in writing by Landlord, then from the date of such casualty and during the diligent rebuilding or repair thereof until such buildings shall be fully reinstated, the rent payable under this Lease during such period of rebuilding shall be adjusted in such just and proportionate amount according to the nature and extent of the damage as Landlord and Tenant shall mutually agree upon in writing.  In the event the parties cannot mutually arrive at such an agreement, then the matter shall be submitted to and settled by the appraisal process set forth in Section V.B above.  If Tenant does not so rebuild, repair or otherwise reinstate such buildings, Tenant will at its own expense promptly remove from the Premises all buildings, improvements and trade fixtures and restore the Land then remaining to good, orderly and sanitary condition and even grade, and upon so doing Tenant may then surrender this Lease and thereby be relieved of further performance under this Lease.

B.            Liability Insurance.  Tenant shall maintain at its own expense during the Term a policy or policies of “comprehensive general liability” insurance naming Landlord as additional insured thereunder in form and with coverage satisfactory to and approved by Landlord, with limits not less than those set forth in Section I.H above, and with deductibles not more than those set forth in Section I.H.  The comprehensive general liability insurance shall specifically cover contractual liability, liquor liability, personal and advertising liability and products/completed operations liability.  Tenant shall periodically, but not less frequently than annually, reevaluate the scope of the risks covered and the liability limits of such insurance policies and, if necessary, increase such coverage or liability limits in order to provide coverage of risks and liability limits which a prudent businessman would provide under similar circumstances.  Tenant shall also increase the liability limits or the scope of the risks covered by such insurance policies to such higher levels or such broader scope of risks as Landlord may from time to time reasonably specify.  The coverage required hereunder shall state the Tenant’s insurance shall apply separately to each insured against whom a claim is made or suit is brought, except with respect to the limits of the insurer’s liability.  Tenant will name Landlord as additional insured on each policy of insurance (including any umbrella policy) that it procures relating to the Premises and each such policy shall have limits and deductibles no less than or greater than, respectively, those set forth in Section I.H.

C.            Worker’s Compensation and Employer’s Liability Insurance.  Tenant shall maintain at its own expense during the Term a policy or policies of “worker’s compensation” insurance with minimum limits as required by Nevada state law, and the rules and regulations promulgated thereunder, and a policy or policies of “employer’s liability” insurance with a per accident limit not less than that set forth in Section I.H above.  The “employer’s liability” insurance policy shall name Landlord as an additional insured thereunder.  Both policies shall be in forms and with coverages satisfactory to and approved by Landlord.  Tenant shall increase the liability limits or the scope of the risks covered by such insurance policies Co such, higher levels or such broader scope of risks as Landlord may from time to time reasonably specify.

D.            Automobile Liability Insurance.  Tenant shall maintain at its own expense during the Term a policy or policies of “automobile liability” insurance naming Landlord as an additional insured thereunder, in form and with coverage satisfactory to and approved by Landlord, with a combined single limit for bodily injury and property damage not less than that set forth in Section I.H above and with a deductible not more than that set forth in Section I.H. The automobile liability insurance shall specifically cover all automobiles used by Tenant in connection with its operations at the Premises, whether owned or non-owned, leased, rented, borrowed or hired.

E.             General Insurance Requirements.

1.             Policy Provisions.  Each policy of insurance required in Sections A, B, C and D of this Article VIII and in Section C.7 of Article VI above shall:

a.             provide that the liability of the insurer thereunder shall not be affected by, and that the insurer shall not claim, any right of set-off, counterclaim, apportionment, proration, or contribution by reason of, any other insurance obtained by or for Landlord, Tenant, or any person claiming by, through, or under any of them;

b.             contain no provision relieving the insurer from liability for loss occurring while the hazard to buildings. improvements and fixtures is increased, whether or not within warranty or condition or any other act or neglect by Landlord, Tenant, or any person claiming by, through, or under any of them;

c.             provide that such policy may not be cancelled, whether or not requested by Tenant, except upon the insurer giving at least sixty (60) days’ prior written notice thereof to Landlord, Tenant, every Beneficiary of any interest in the Premises, and every other person in interest who has requested such notice of the insurer;

d.             contain a waiver by the insurer of any right of subrogation to any right of Landlord or Tenant against any of . them or any person claiming by, through, or under any of them; .

e.             in the case of hazard insurance, contain a standard clause providing protection to any Beneficiary which shall:

(i)            provide that any reference to a Beneficiary in such policy shall mean and include all Beneficiaries under any deeds of trust encumbering any interests in the Premises, in their respective order and preference as provided in their respective deeds of trust;

(ii)           provide that such insurance as to the interest of any Beneficiary shall not be invalidated by any act or neglect of Landlord, Tenant or any person claiming by, through, or under any of them; and

(iii)          waive any provision invalidating such Beneficiary clause by reason of the failure of any Beneficiary or Landlord, Tenant, or any person claiming by, through, or under any of them to notify the insurer of any hazardous use or vacancy, any requirement that any Beneficiary pay any premium thereon, or any contribution clause;

f.              be written by an insurance company rated A or better, Class size VIII or better, by the Best’s Key Rating Guide, based upon the rating system in effect on the date this Lease is signed, and approved in writing by Landlord.  In the event that Best’s changes its rating system or ceases to provide ratings at some later date, then such insurance company shall have a rating from Best (or some other comparable rating service if Best’s ceases to provide ratings) comparable to the “A or better, Class size VIII or better” requirement of the immediately preceding sentence; and

g.             be written as primary policies, not contributing with and not in excess with any coverage that Landlord may carry.

2.             Certificates of Insurance.  Tenant shall deposit with Landlord current certificates of insurance issued by the insurance carriers certifying that Tenant has in effect all the insurance carriers certifying that Tenant has in effect all the insurance required in Sections A, B, C and D of this Article VIII as well as Section VI.C.7, if applicable.  Tenant shall also deposit current copies of all insurance policies and endorsements required by said Sections.

F.             Waiver of Subrogation.  Tenant hereby waives any and all rights of recovery (including any subrogation rights of its insurers) from Landlord, its agents, principals, employees and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Tenant, whether or not such policy is required under the terms of this Lease.  Landlord hereby waives any and all rights of recovery (including any subrogation rights of its insurers) from Tenant, its agents, principals, employees and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Landlord, whether or not such policy is required under the terms of this Lease.

G.            Construction Insurance.  Not less than ten (10) Business Days prior to the commencement of construction, erection, placement, replacement, maintenance or repair of any improvements on the Premises by an independent contractor, the . total cost of which is reasonably anticipated to exceed FIVE HUNDRED THOUSAND DOLLARS ($500,000.00),

Tenant shall give Landlord written notice of Tenant’s intention to commence such work (to permit Landlord to timely record an appropriate Notice of Non-responsibility) together with a certificate of insurance evidencing Landlord and Tenant as having been named as insureds on a policy of Owner’s and Contractor’s Protective Liability Insurance with a combined single limit coverage of not less than TWO MILLION DOLLARS ($2,000,000.00) , insuring Landlord and Tenant against any and all claims for injuries to or death of any person or persons or damage to property occurring, in, on or about the Premises as a result of acts or omissions, related to such construction.  Such policy or policies shall include normal comprehensive form liability coverage contained in such policies and shall include, but shall not necessarily be limited to, bodily injury and broad form property damage, blanket contractual liability coverage, premises-operations coverage, products/completed operations hazard coverage, independent contractors’ coverage and comprehensive form automobile liability coverage.

H.            Assignees and Subtenants.  Tenant covenants that any and all sub-tenants, assignees and licensees of Tenant shall, prior to commencing occupancy or use of any portion of the Premises, obtain and thereafter maintain in full force and effect throughout the period of said occupancy or use, insurance with respect to said parties’ businesses, properties and actions in the same names, coverages and amounts and with the same endorsements and other requirements as required of Tenant herein, save and except for Tenant’s required excess liability (“umbrella”) coverage.  In addition, Tenant covenants that each such sub-tenant, assignee and licensee will timely provide Landlord with all evidences of coverage which are required of Tenant herein, and that said insurance will meet any and all standards and requirements imposed on Tenant herein.

ARTICLE IX
CONDEMNATION

A.            Partial Termination and Reduction of Rent.  In the event at any time or times during the Term all or any part of the Premises shall be taken or condemned by any authority having the power of eminent domain, and neither of the events described in Section IX.D below occur, then and in every such case the estate and interest of Tenant in any part of the Premises so taken or condemned shall at once cease and terminate, and the Rent provided for in this Lease shall be reduced for and during the unexpired balance of the Term, effective as of the date when Tenant shall by reason of such taking or condemnation lose the right to possession of such part of the Premises, to a sum to be set by agreement of Landlord and Tenant.  If Landlord and Tenant are unable to agree upon such Rent on or before the date ninety (90) days prior to the effective date of Tenant’s loss of possession as set forth in the first sentence of this paragraph, then Tenant shall continue to pay the Rent then in effect, and the new Rent shall be set by the appraisal process set forth in Section V.B above according to the formula provided for in the immediately following two sentences.  The appraisal shall determine the economic value of the Premises immediately after the taking, based on the highest and best use of the Premises.  The new Rent for the period of the Term commencing on the effective date of Tenant’s loss of possession as set forth in the first sentence of this paragraph shall be the Rent which would have been in effect for such period under the Lease if no condemnation had occurred, multiplied by a fraction, the numerator of which is the economic value of the Premises after the taking and the denominator of which is the economic value of the Premises before the taking, and the Rent for the remainder of the Term shall be adjusted accordingly.  Following the determination of the new Rent, any Rent paid by Tenant to Landlord in addition to the amount

Tenant should have paid shall be retained by Landlord and applied to the monthly installment of Rent next coming due.

B.            Compensation and Damages.

1.             Land.  In every case of taking or condemnation of all or any part of the Land, all compensation and damages payable for or on account of the taking of all or any part of the Land shall be payable to and be the sole property of Landlord, and neither Tenant nor any Beneficiary shall have any interest or claim to such compensation or damages or any part thereof whatsoever.

2.             Improvements.  All compensation and damages payable for or on account of the taking of all or any part of any buildings and other improvements now or hereafter erected on the Land during the Term and any plans and other preparations therefor shall be payable to Landlord, Tenant and any Beneficiary in accordance with their respective interests as set forth in the following sentences.  The respective interests of Landlord, Tenant and any Beneficiary in such compensation and damages payable for or on account of any such buildings or other improvements shall be determined as of the date when Tenant by reason of such taking or condemnation loses the right to possession of such part of the Premises so taken or condemned. . The respective interests in such compensation and damages shall be as follows:

a.             Landlord’s Interest.  Landlord shall have no interest in such compensation and damages for the first fifty- five (55) years of the Term; Landlord’s interest shall be ten percent (10%) in the fifty-sixth year and shall increase ten percent (10%) per year for each year thereafter;

b.             Tenant’s Interest.  Tenant’s interest shall be the balance of such compensation and damages after first deducting the amount of Landlord’s interest as defined in subparagraph a above; and

c.             Beneficiary’s Interest.  The Beneficiary’s interest shall be limited to Tenant’s interest under subparagraph b immediately above, to the extent of the then outstanding principal and accrued interest secured under the deeds of trust of such Beneficiary; provided, however, that if such Tenant’s interest is not sufficient to repay the then outstanding principal and accrued interest secured under the deeds of trust of such Beneficiary, then such Beneficiary’s interest shall include Landlord’s interest under subparagraph a above to the extent necessary to repay such outstanding principal and accrued interest.  Any portion of Landlord’s interest remaining after the outstanding principal and accrued interest secured by such deeds of trust is repaid shall remain the sole property of Landlord.  In no event shall such Beneficiary be deemed to have any interest in any compensation or damages payable for or on account of the taking of all or part of the Land or any buildings or other improvements existing on the Land at the commencement of the Term, which amounts shall be the sole property of Landlord.  The interests and rights of two or more Beneficiaries in and to the interest of Tenant shall be determined in turn according to the respective priorities of their deeds of trust.

C.            Partial Taking of Improvements.  In the event only part of any building or other improvement now or hereafter built on the Premises shall be so taken or condemned, then and in every such case, notwithstanding the foregoing provisions of this Article IX, all compensation and damages payable for or on account of such portion of such building or improvements so taken or condemned, including both the interest of Landlord therein and the balance of Tenant’s interest in such compensation and damages after deducting the amount of the interest of any Beneficiary in such compensation and damages as set forth in Subparagraph B.2 above, shall be paid to trust company authorized by law to exercise corporate trust powers in the State of Nevada or another impartial third party, which corporate trustee or third party shall have its principal office in Las Vegas and shall be designated by Landlord from time to time as trustee of all such compensation and damages, and all such amounts held by such trustee shall be available for and used with all reasonable dispatch by Tenant in rebuilding, repairing or otherwise reinstating or replacing such portion of such building or improvement taken or condemned on the balance of the Land not taken or condemned, in a good and substantial manner according to such plan as shall be approved in writing by Landlord.  If an economically viable building used for the uses permitted under this Lease can then be built and operated on the balance of the Land then remaining by combination of new construction and rebuilding of the taken or condemned portions of the improvements, and if the funds held by such trustee are insufficient to carry out such new construction and rebuilding, Tenant shall provide the balance of the funds required for such new construction or rebuilding in order to complete such a building on the Premises pursuant to the requirements for construction on the Premises set forth in Article VI above.  The trustee of the condemnation compensation and damages shall have no obligation whatsoever to attend to any claim for such compensation or damages or the collection thereof, nor to incur any expense therefor, and shall be responsible only for the proper custody and application as herein provided of all such compensation and damages that shall actually come into its possession.  Tenant shall pay all fees and expenses of such trustee for or in connection with such trustee’s services.  The provisions of this paragraph relate only to the handling of condemnation proceeds attributable to the partial taking of any building or improvements and do not in any way alter the provisions of paragraph B.1 of this Article IX with respect to condemnation proceeds paid for the taking of all or any portion of the Land.

D.            Termination of Lease.  In the event only part of the Premises shall be so taken or condemned, and either:

a.             Landlord and Tenant shall agree in writing that the balance of the Premises is unsuitable for construction and operation of an economically viable building used for purposes permitted under this Lease, or

b.             all of the Improvements on the Premises shall be taken or condemned,

If requested by Landlord, Tenant shall remove all buildings and other improvements then remaining on the Premises and restore the Land then remaining to good and orderly condition and even grade, and upon such removal and restoration and in every such case, Tenant shall have the right at its option, by giving prior written notice thereof to Landlord within seventy-five (75) days after completing such removal and restoration, to terminate this Lease.  Upon such termination, Tenant shall be relieved of all further obligations under this Lease, Landlord shall refund to Tenant any unearned portion of the Rent paid in advance prior to the effective date of such termination and Landlord shall receive both Landlord’s and Tenant’s interest in such condemnation compensation and damages then held by such trustee.

E.             Condemnation of Leasehold Interest.  In the event at any time or times during the Term a leasehold interest in the Premises or any part of such interest shall be taken or condemned, then and in every such case, notwithstanding the foregoing provisions of this Article IX, such taking or condemnation shall not result in any reduction in Rent under this Lease, nor give Tenant any right to terminate this Lease with respect to any part of the Premises, nor excuse Tenant form the full and faithful performance of any or all of its covenants and obligations under this Lease for the payment of money, nor excuse or relieve Tenant from the performance of its covenants and obligations under this Lease except to the extent that, and for so long as, the performance of such covenants and obligations shall be rendered impossible by reason of the loss by Tenant of possession of such part of the Premises subject to such taking or condemnation.  In every such case of taking or condemnation of all or a part of Tenant’s interest.  Tenant shall be entitled to claim and recover from the condemning authority its damages sustained by reason of such taking, and all compensation and damages payable for or on account of such taking or condemnation of any part of such leasehold interest shall be payable to and be the sole property of Tenant.

F.             Loss of Business Damages.  Not withstanding the foregoing provisions of this Article IX, if and only if such claim for damages is not adverse to any interest of Landlord, Tenant shall have the right to claim and recover from the condemning authority but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in its own right on account of any and all damage to its business by reason of any condemnation and for or on account of any cost or loss of Tenant in removing its furnishings and equipment.

G.            Conveyance as Condemnation.  The term “condemnation” as used in this Lease shall include any conveyance made under threat or imminence of condemnation by any public or private authority having the power of eminent domain.

ARTICLE X
MAINTENANCE AND USE OF PREMISES

A.            Taxes and Assessments.  Tenant shall pay throughout the Term, beginning as of the Commencement Date, directly to the appropriate taxing or other applicable authority at least ten (10) days before the same become delinquent, all real property taxes and assessments of every description attributable to the Premises or any part thereof or improvement thereon, or for which Landlord or Tenant in respect thereof, are now or may during the Term be assessed or became liable, whether assessed to or payable by Landlord or Tenant; provided, however, that with respect to any assessment made under any betterment or improvement law which may be payable in installments, Tenant shall be required to pay only such installments of principal and, interest as shall become due and payable during the Term.  Tenant’s covenant for the payment of the taxes set forth in the preceding sentence shall include the payment of any new tax (except federal or state net income taxes) which supplements or replaces either the real property tax or increases the real property taxes and is assessed upon the Premises or any part thereof or upon the rents received under this Lease by Landlord or upon Landlord in respect of any of the preceding items.  Notwithstanding the foregoing, Tenant shall pay all such taxes directly to Landlord or such other party designated by Landlord at least ten (10) days before the same become due until such time as Tenant receives written notice from Landlord that such taxes shall be paid directly to the appropriate taxing or other . applicable authority.  Subject to all of the conditions set forth in this sentence, Tenant may contest in good faith at Tenant’s sole expense by appropriate proceedings, as may be allowed by law, the validity or amount of any tax or assessment required in this paragraph to be paid by Tenant, which conditions are as follows:  (a) such actions must be commenced before any such tax or assessment becomes delinquent, (b) the action commenced by tenant must be an action which either stays the collectability of such tax or prevents the sale of the Premises in satisfaction of such tax or assessment or lien securing such tax or assessment, • or in the alternative to the previous two types of actions, an action in which Tenant pays such tax or assessment while such action ensues, (c) Tenant complies with all requirements of such action, including but not limited to the posting of bond or payment of such tax or assessment while such action ensues, (d) Tenant gives notice to Landlord of Tenant’s intention to contest such tax or assessment not less than ten (10) days before such ‘ taxes or assessments become delinquent, and (e) prior to undertaking such action, Tenant gives security to Landlord, satisfactory to Landlord in both quality and quantity, for payment of such taxes; provided, however, that notwithstanding the foregoing, Tenant shall pay all such taxes, rates, assessments or charges, together with all interest, penalties or fines accrued thereon or imposed in connection therewith, immediately upon the commencement of proceedings to foreclose any lien which attached to the Premises or any part thereof as security for such taxes, rates, assessments or charges.  If Tenant shall fail to pay any taxes or assessments as provided in this paragraph, Landlord may at any time thereafter pay the same, together with any interest, penalties, fines and costs accrued thereon or imposed in connection therewith, and Tenant shall repay to Landlord upon demand therefor the full amount so paid by Landlord, together with interest at Landlord’s Cost of Money accruing from the date such payments were due until Landlord is reimbursed for such payments by Tenant.  Tenant shall pay all conveyance taxes imposed with respect to this Lease.

B.            Rates and Other Charges.

1.             Tenant to Pay All Rates and Charges.  Tenant shall pay directly before such charges and rates become delinquent, all utility charges, water and sewer rates, garbage rates, hook-up fees and other charges and outgoings- of every description attributable to the Premises or any part thereof or improvement thereon, or for which Landlord or Tenant in respect thereof may during the Term be assessed or become liable, whether assessed to or payable by Landlord or Tenant and whether such charges and rates are imposed by governmental authority, public or private utility or Landlord.

C.            Improvements Required by Law.  Tenant shall at its own expense during the whole of the Term of this Lease make, build, maintain and repair all fences, roads, curbs, sidewalks, sewers, drains, parkways and parking areas and other improvements which may be required by law to be made, built, maintained or repaired upon or adjoining or in connection with or for the use of the Premises or any part thereof.  Without limiting the foregoing sentence, Tenant agrees that all such improvements shall be subject to Landlord’s right of approval as provided in Section VI.B above.

D.            Repair and Maintenance.  Tenant will at its own expense keep the Premises, all landscaping, all structural and non-structural portions of all buildings and other improvements existing on the Premises at any time during the Term, in good order, condition, maintenance and repair, reasonable wear and tear from normal usage excepted.  All repairs or maintenance which alter the external visual appearance of the Premises (including any change in paint color) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld.  Repairs or maintenance which return the Premises to their original condition and aesthetic appearance (including color) on the Commencement Date shall not require Landlord’s prior consent as set forth in the preceding sentence.  During the last ten (10) years of the term of this Lease, Tenant:  shall not demolish any buildings on the Premises or remove any buildings from the Premises without the prior written approval of Landlord, which will not be unreasonably withheld.

E.             Observance of Laws.  Tenant shall during the Terra (i) keep the Premises in a strictly clean and sanitary condition; (ii) observe and perform all laws, ordinances, rules and regulations whether now or hereafter made by any governmental authority for the time being applicable to the Premises or the use thereof; and (iii) indemnify, defend and hold Landlord harmless against all actions, suits, claims and damages (including reasonable attorney’s fees) by whomsoever brought or made by reason of the nonobservance or nonperformance of such requirements, laws, ordinances, rules and regulations or this covenant.  If at any time hereafter, Landlord or any governmental authority having jurisdiction shall require Landlord or Tenant to pre-sort, recycle, segregate or otherwise prepare trash and garbage for disposition from the Premises, Tenant at no cost to Landlord will cooperate fully in such efforts and shall provide on the Premises any and all receptacles, containers and holding areas reasonably necessary to accommodate the trash and garbage generated at the Premises by Tenant and others.

F.             Inspection of Premises.  Tenant shall permit Landlord and its agents at all reasonable times during the Term to enter and examine the state of repair and condition of the Premises.  If any defects come to Landlord’s attention, Landlord may give notice of such defects to Tenant and within sixty (60) days after such notice, Tenant shall repair and make good all defects required by the terms of this Lease to be repaired by Tenant; provided, however, that if such repair or correction may be made within a reasonable period of time but cannot reasonably be made within sixty (60) days, then such repair or correction shall be deemed to be made if begun within the sixty (60) day period and thereafter continuously and diligently undertaken to completion by Tenant; provided, further, however, that if such defect poses a threat to health and replace it to the original level with an uncontaminated material of the same character as existed prior to the contamination.

G.            Use of Premises.  Tenant will use the Premises only for the use permitted under Section I.E above and related commercial operations, operated by Tenant or its permitted sublessees, ordinarily included in a first-class operation of such type.  Tenant’s failure to comply with the provisions of this Section X.H shall give Landlord the right to terminate this Lease.

H.            Liens.  Tenant shall keep the Premises at all times free and clear of all liens, charges and encumbrances of every nature, other than such deeds of trust as may be permitted under this Lease, and will indemnify, defend and hold Landlord harmless from all loss, cost and expenses (including reasonable attorney’s fees) with respect to any such liens, charges and encumbrances, unless such liens, charges and encumbrances (i) exist on the Commencement Date, (ii) are created by Landlord or persons claiming by, through or under Landlord, (iii) are in the nature of tenant space leases permitted under the terms of this Lease, (iv) are liens for taxes and assessments not yet due and payable or (v) are liens being contested in a manner permitted by this Lease.

ARTICLE XI
DEFEASANCE

A.            Events of Default.  Tenant shall be in default under this Lease (herein a “Default”) if:

1.             Failure to Pay Rent.  Tenant shall fail to make full payment of any payment of Rent or any other payments required under this Lease within ten (10) days after written notice that such payment is due; or

2.             Breach of Covenant.  Tenant shall fail to observe or perform any of the covenants contained in this Lease on the part of Tenant to be observed and performed, and such failure shall continue for a period of thirty (30) days after written notice of such failure given by Landlord to Tenant without substantial action having been initiated by Tenant within such period and diligently and continuously continued to remedy such failure; or

3.             Abandonment.  Tenant shall vacate or abandon the Premises; or

4.             Bankruptcy or Insolvency.  Tenant shall become bankrupt or insolvent, or seek protection under any provision of any bankruptcy or insolvency law, or any similar law providing for the relief of debtors or if any assignment be made of Tenant’s property for the benefit of creditors; or

5.             Liens.  If this Lease or any estate or interest of Tenant hereunder shall become subject to any attachment or judgment, or to any lien, charge or encumbrance not consented to by Landlord pursuant to the provisions of this Lease and the same shall not be released within sixty (60) days thereafter.

B.            Landlords’ Remedies.  In the event of any Default by Tenant under this Lease:

1.             Right of Re-entry.  Landlord may, with or without termination, at once re-enter the Premises or any part thereof in the name of the whole and, upon or without such entry, at its option, expel and remove from the Premises Tenant and any persons claiming under Tenant and its and their property without service of notice or resort to legal process or being deemed guilty of any trespass or becoming liable for any loss or damage occasioned thereby, and without prejudice to any other right or remedy of action, including summary possession, which Landlord may have for rent or any other indebtedness owning by Tenant hereunder whether theretofore or thereafter accruing or to accrue, or damages for any preceding or other breach of contract.

2.             Summary Possession.  Whether or not Landlord shall have taken any action above permitted, Landlord may bring an action for summary possession in case of such Default, and in any such action, service of prior notice or demand is hereby expressly waived.  No such action on the part of Landlord shall result in a legal “surrender” of the Premises or a termination of this.  Lease or Tenant’s obligations hereunder unless Landlord specifically elects to effect such a surrender or termination by specific and express application therefor in such action.  Landlord may, at its option, assert its claim for unpaid rent in such action or may institute a separate action for the recovery of rent.

3.             Removal of Persons or Property.  In the event of such resumption of possession under this Lease, whether by summary proceedings or by any other means, Landlord, or any receiver appointed by a court having jurisdiction, may dispossess and remove all persons and property from the Premises, and any property so removed may be stored in any public warehouse or elsewhere at the cost of and for the account of Tenant, and Landlord shall not be responsible for the care or safekeeping thereof, and Tenant hereby waives any and all loss, destruction, and/or damages or injury which may be occasioned in the exercise of any of the aforesaid, acts.

4.             Damages, Attorneys’ Fees and Costs.  Landlord may recover from Tenant all damages, attorneys’ fees and costs which ‘ may have been incurred by Landlord as a result of any default of Tenant hereunder.

5.             Right to Re-let.  Should Landlord elect to re- enter for Tenant’s Default, as provided hereinabove, or should it. take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to re- let the Premises, and re-let said Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable; upon each such re-letting all rental received by Landlord from such re-letting shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such re-letting and of any necessary alterations and repairs; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent and other payments as the same may become due and payable hereunder.  If such rentals received from such re-letting during any month are less than that to “be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord.  Such deficiency shall be calculated and paid monthly.  Termination may, but need not necessarily, be made effective by the giving of written notice to Tenant of intention to end the Term of this Lease, specifying a day not earlier than five (5) days thereafter, and upon the giving of such notice, the Term of this Lease and all right, title and interest of Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the Term.  No re-entry or taking of possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.  Notwithstanding any such re- letting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous Default.  Should Landlord at any time terminate this Lease for Tenant’s Default, in addition to any other remedies it may have, Landlord may recover from Tenant all damages it may incur by reason of such Default, including the cost of recovering the Premises, reasonable attorney’s fees, and the worth at the time of such termination of the excess, if any, of the amount of Rent and other charges reserved in this Lease for the remainder of the stated Term over the then reasonable rental value of the Premises for the remainder of the stated Term, all of which amounts shall be immediately due and payable from Tenant to Landlord.

C.            Non-waiver; Remedies Cumulative.  The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of rent or any other payment hereunder by Landlord or the subsequent acceptance of payment by Tenant shall not be deemed to be a waiver of any preceding breach of any term, covenant or condition of this Lease, other than the failure of the party to pay the particular rental or other payment so accepted, regardless of such party’s knowledge of such preceding breach at the time of acceptance of such rent or other payment.  Each and all the remedies given to Landlord and Tenant hereunder are cumulative, and the exercise of one right or remedy by Landlord or Tenant shall not impair Landlord’s or Tenant’s right to any other remedy.

D.            No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a leaser amount than the monthly Rent or other payments herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent or other payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent or other payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other payment or pursue any other remedy provided in this Lease.

E.             Landlord Default.  Landlord shall be in default hereunder if Landlord fails to perform or observe any provision of this Lease to be performed or observed by Landlord and such failure continues for a period of thirty (30) days after written notice thereof to Landlord from Tenant or, in the case of a failure which cannot with reasonable diligence be cured within 30 days, if Landlord shall fail to proceed within said 30 days to cure the same or thereafter shall fail to prosecute such cure with reasonable diligence.  Notwithstanding the foregoing, if Landlord’s Interest is encumbered by any mortgage or deed of trust, if requested in writing by Landlord or the applicable mortgagee or beneficiary under the deed of trust, Tenant shall give such mortgagee or beneficiary, at such address as may be specified by Landlord or such mortgagee or beneficiary (as such address may be changed, from time to time, by Landlord or such mortgagee or beneficiary by notice to Tenant), duplicate copies of all notices to Landlord and all documents and suits delivered to or served upon Landlord, and no notice intended for Landlord shall be deemed properly given, and no default of Landlord hereunder shall be deemed to have occurred unless Tenant shall have given the mortgagee or beneficiary a copy of its notices to Landlord relating to such default.  Further, no default of Landlord shall be deemed to have occurred by reason of the expiration of Landlord’s 30-day cure period (or period for permitted commencement of cure) as provided in this paragraph unless, following the expiration of such period, an additional ten (10) Business Days shall have expired following receipt by such mortgagee or beneficiary of written notice from Tenant specifying (i) the nature of the potential default, (ii) this Lease Section together with the Lease Section requiring the applicable performance, (iii) that the applicable period for Landlord’s cure or commencement of cure as provided in this Section has expired without cure or commencement of cure by Landlord and (iv) that unless the mortgagee or beneficiary cures or commences cure within 10 Business Days of receipt of such notice, default shall occur and all applicable cure periods shall have expired.

Any such mortgagee or beneficiary shall have the right to pay any amount or perform any act required of Landlord and so remedy any default under this Lease or cause the same to be remedied, and Tenant shall accept such performance by or at the instance of such mortgagee or beneficiary as if the same had been made by Landlord.  Tenant’s sole remedy in the event of default by Landlord shall be the right to perform the applicable obligation of Landlord or otherwise cure the deficiency of Landlord for the account of, and at Landlord’s cost and expense and to thereafter obtain monetary judgment against Landlord for the amount thereof not paid to Tenant by Landlord within ten (10) days of written demand therefor.  Tenant shall look solely to the equity of Landlord in the Premises at the time of any breach or default by Landlord for the satisfaction of any remedies of Tenant against Landlord, and neither Landlord nor its principals or employees shall have any personal liability in excess of such equity with the respect to any provision of this Lease in the event of a breach or default by Landlord of any of its obligations hereunder.  Under no circumstances shall tenant have the right to terminate this Lease nor its obligations hereunder except pursuant to any express provision (if any) of this Lease permitting such termination.

ARTICLE XII
SURRENDER

A.            Surrender.  Subject to the terms of Section VIII.A.4 above, dealing with termination of the Lease in the event of an uninsured casualty, and Section IX.D above, dealing with termination of the Lease in the event of condemnation under certain conditions, and subject further to Landlord’s options set forth in this Section XII.B below, at the end of the Term or sooner termination of this Lease, Tenant shall peaceably deliver to Landlord possession of the Premises, which shall include all buildings and other improvements by whomever made located on the Land as of the time of surrender, in good repair, order and condition; provided, however, that if Tenant shall not then be in default under this Lease, subject to the provisions set forth in Section XII.B below, Tenant may remove from the Premises any furnishings and trade fixtures installed by Tenant during the Term upon the condition that Tenant shall at its own expense repair promptly all damage caused by such removal.

B.            Removal and Restoration.  Notwithstanding the provisions of Section XII.A above, upon surrender Landlord may in its sole discretion require the Tenant at its sole expense remove any or all buildings or improvements by whomsoever made then on the Premises, all debris from such demolition and removal and restore the Land to good and even grade.

ARTICLE XIII
GENERAL PROVISIONS

A.            Assumption of Risk.  Tenant shall and does hereby assume all risk of loss or damage to furnishings, furniture, fixtures, supplies, merchandise and other property, by whomsoever owned, stored, placed or affixed in the Premises and does hereby agree that Landlord shall not be responsible for loss or damage to any such property, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless form and against any and all claims for such loss or damage, including reasonable attorney’s fees.

B.            Holding Over.  If Tenant shall, with the consent of Landlord, remain in possession of the Premises after the expiration of the Term without executing any extension or renewal of this Lease, Tenant shall be deemed to occupy the Premises as a tenant from month-to-month subject to all of the terms and conditions of the Lease, to the extent such terms and conditions are applicable to a month-to-month tenancy except that each month’s Rent shall be one-twelfth (1/12) of three hundred percent (300%) of the annual Rent paid for the year preceding the expiration date.

C.            Acceptance of Premises and of Nearby or Adjacent Land Use.

1.             Premises in “As Is, Where Is” Condition.  It is expressly understood and agreed that Landlord has not made any representation or warranty, express or implied, regarding any aspect of the Premises including, but not limited to, the implied warranties of merchantability, fitness for a particular purpose, suitability, habitability, quality, physical condition and value, and Landlord hereby disclaims any and all liability for any and all such representations and warranties.  Tenant agrees that it has examined and investigated the Premises prior to the execution of this Lease and that Tenant has relied solely upon such examinations and investigations in leasing the Premises.  Without • limiting the generality of the foregoing, Tenant acknowledges that (i) it has made all inspections, investigations and analyses deemed necessary or appropriate to determine compliance by the Premises with all Hazardous Materials Laws that may apply to the Premises, and (ii) Landlord has made no representation or warranty, express or implied, concerning the Premises’ compliance with Hazardous Materials Laws.  Tenant acknowledges and agrees that it is leasing the Premises in its “as is, where is” condition, with all faults, if any, and that Tenant has assumed all risks regarding all aspects of the Premises, and the condition thereof, including, without limitation:  (i) the risk of any physical condition affecting the Premises including, without limitation, the existence of any Hazardous Materials, the existence of any soils conditions, or the existence of archeological or historical conditions on the Premises; (ii) the risk of any damage or loss to the Premises caused by any means including, without limitation, flood or earthquake; and (iii) the risk of use, zoning, habitability, merchantability or quality of the Premises or the suitability of the Premises for its present use or future development.  Tenant expressly releases Landlord from any and all liability and claims that it may have against Landlord, its successors in trust and assigns with regard to Hazardous Materials presently existing or hereafter placed on the Premises, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims and demands for loss or damage, including claims for personal injury, property damage or wrongful death, arising out of or in connection with the existence of Hazardous Materials subsequently placed on or near the Premises at any time during the Term, and Tenant shall reimburse Landlord for all costs and expenses, including reasonably attorney’s fees, paid or incurred by Landlord in connection with the defense of such claims including, but not limited to all costs of Landlord’s defense to any such claim or in any such action as well as costs for research regarding settlement or other preventative measures which Landlord may take prior to the filing of such action or to attempt to prevent the filing of such action.  The provisions of this Section XIII.C.I shall survive the termination of this Lease.

2.             Adjacent and Nearby Property Uses.  Tenant, for itself and any person or entity claiming by, through or under it, understands and acknowledges that the Premises are adjacent to or nearby other lands owned by Landlord or others, and that the activities of Landlord and its lessees, licensees, invitees, or others on such lands include or may include, without limitation, commercial activities, golf courses and other resort related. activities, housing development, quarrying activities, cement manufacturing, refinery, power plant, or industrial park . operations, the operation of agriculture related activities, the operation of heliports or airports, the storage or munitions and explosives, military activities, sanitary landfill operations, underground fires, and such other uses as may be permitted by law on said lands, and that Tenant desired and sought the Premises with the understanding that the Premises may be affected by nuisance or hazards to persons and property from such operations and related activities.  Tenant covenants and agrees for itself, its permitted assigns, transferees, and any other party claiming by, through or under it that it assumes all such risks associated with such location and that it shall defend and hold Landlord harmless form any liability, claims or expenses, including attorneys’ fees, property damage, personal injury, or wrongful death arising from such operations and activities, only with regard to liabilities, claims or expenses, including attorney’s fees, incurred or related to Tenant, its permitted assigns, transferees and any other party claiming by, through or under Tenant, and further covenants and agrees that Landlord or any other party shall have the right, in the nature of an easement, to perpetually discharge, emit, diffuse, and inflict over and upon the Premises noise, smoke, soot, dust, lights, noxious vapors, odors, and other nuisances of every description arising from or incidental to the operation of the foregoing and other activities, subject only to zoning and other legal restrictions on use.

D.            Notices.  Any notice or demand to be given to or served upon either Landlord or Tenant in connection with this Lease shall be in writing and shall be deemed to have been sufficiently given or served for all purposes by being sent by certified mail, postage prepaid, return receipt requested, addressed to such party at its post office address specified above or at such other post office address as such party may from time to time designate in writing to the other party, or by being delivered personally Co any officer of such party within the State of Nevada, and any such notices or demand shall be deemed conclusively to have been given or served on the date indicated on the return receipt of delivery or upon the date of such personal delivery; provided, however, that if such party refuses to accept delivery of such notice or demand, then delivery will be deemed conclusively to have been given or served on the date of such refusal.  If, at any time during the Terra of this Lease, Landlord shall dissolve or otherwise change from its legal form, Landlord shall designate and thereafter maintain during the term of this Lease a person or entity to act as the sole and exclusive agent of Landlord, with full authority to receive all notices and Rent, additional rent and other sums due hereunder and to act on behalf of Landlord on any and all matters concerning this Lease, including, without limitation, the interpretation and implementation of the same.

E.             Article, Section, Paragraph Headings.  The Article, Section, and Paragraph headings in this Lease are inserted only for convenience and reference and shall in no way define, limit or describe the scope or intent of any provision of this Lease.

F.             Assignments and Subleases.

1.             In General.  Except by way of deeds of trust permitted by Article VII above, and subleases permitted by Section XIII.F.3 below, Tenant shall not assign, transfer, deed of trust, pledge, hypothecate or encumber this Lease or any interest therein or sublet the Premises in whole or in part or otherwise part with possession of the whole or any part of the Premises, without the prior written consent of Landlord, which consent will not be unreasonably withheld, and any such purported transfer without consent shall be void and shall at the option of Landlord, constitute a default; PROVIDED, HOWEVER, that Landlord will not require the payment of any money for any such consent other than such reasonable costs and “expenses as may be incurred by Landlord in connection with such consent.  Each Assignee, other than Landlord, shall assume and be deemed to have assumed this Lease and shall become and remain liable jointly and severally with Tenant for the payment of the Rent and other payments due hereunder, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease.  No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a counterpart of such assignment and an instrument in recordable form, acceptable in form and content to Landlord, which contains a covenant of assumption by the assignee, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.  Landlord’s consent to any such transfer shall in no event release Tenant from its continuing liability hereunder unless such release is expressly set forth in a writing signed by Landlord.  Unless so released, Tenant’s liability hereunder shall continue notwithstanding any other or further assignment of this Lease or subsequent amendment or revision hereof; Tenant hereby expressly consenting to all such amendments and revisions and waiving notice thereof.  Tenant’s continuing liability hereunder shall be direct, primary and absolute and not secondary or conditional.

2.             Reasonableness.  Without limiting Landlord’s consent rights under Section XIII.F.1 above, it shall be reasonable for Landlord to withhold its consent to any assignment of this Lease or to a sublease of all or any substantial part of the Premises if Landlord determines, in its reasonable discretion, that:

(i)            the proposed assignee or sublessee lacks the credit-worthiness or financial capabilities required to perform all of Tenant’s covenants under this Lease;

(ii)           the proposed assignee or sublessee lacks the experience necessary to perform all of Tenant’s obligations under Lease;

(iii)          the proposed assignee or sublessee’s proposed use of the Premises is not in compliance with the uses permitted under Section X.H above; or

(iv)          the proposed assignee or sublessee or their affiliates have an unfavorable business reputation or character.

3.             Subleases.  Tenant shall not enter into subleases with sublessees to use or occupy all or any portions of the . buildings constructed by Tenant on the Premises during the Term of this Lease without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed, and any such purported subleases without consent shall be void and shall, at the option of the Landlord, constitute a default.  Notwithstanding the foregoing, Tenant may, without Landlord’s consent, enter into any sublease so long as that portion of the Premises demised thereby does not exceed two thousand (2,000) rentable square feet of space.

G.            Costs and Expenses of Landlord.  Tenant shall pay to Landlord all costs and expenses, including without limitation reasonable architects’ and attorneys’ fees, incurred or paid by Landlord in reviewing documents for which Landlord’s consent is required, in preparing and processing consents, in enforcing any of the covenants and conditions contained in this Lease, in recovering possession of the Premises or any part thereof or in collecting any delinquent Rent, taxes or other charges payable under this Lease by Tenant, or incurred by or imposed upon Landlord by or in connection with any litigation commenced by or against Tenant (other than condemnation proceedings) to which ‘ Landlord shall, without fault, be made a party.  All payments required of Tenant under this Section XIII.G shall be subject to interest as provided in Section XIII.K below.

H.            Indemnity.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims and demands for loss or damage, including claims for property damage, personal injury or wrongful death, arising out of or in connection with the use or occupancy of the Premises by Tenant or any other person claiming by, through or under Tenant, or any accident or fire on the Premises, or any nuisance made or suffered thereon, or any failure of Tenant to maintain the Premises in a safe condition, and Tenant shall reimburse Landlord for all costs and expenses, including reasonable attorneys’ fees, paid or incurred by Landlord in connection with defense of any such claim or in any such action as well as all costs for research regarding settlement or other preventive measures which Landlord may take prior to the filing of such action or to attempt to prevent the filing of such an action.

I.              Multiple Tenants.  In the event that more than one Tenant is entering into this Lease, then all such Tenants shall be jointly and severally bound by the Tenant’s covenants in this Lease and any notice given to any one such Tenant by Landlord shall be deemed to be notice upon all such Tenants.

J.             No Increase of Tenant’s Estate.  Tenant hereby waives and relinquishes any and all rights given to a lessee under any law which may be enacted at any time during the Term giving Tenant the right to expand Tenant’s leasehold estate under this Lease, which Tenant would not have under the terms of this Lease in the absence of such chapter or such law, it being understood and agreed by and between Landlord and Tenant that the provisions of such chapter of such law shall not apply to this Lease.  Any attempt by Tenant or any person claiming by or through Tenant to expand its estate under this Lease pursuant to such chapter or such law shall be a breach of this Lease.

K.            Interest on All Late Payments.  All payments required to be made by Tenant to Landlord under this Lease which are not paid within thirty (30) days of the due date for such payments required in the Lease shall bear interest at a rate equal to Landlord’s Cost of Money accruing from the due date until such overdue payments are paid in full.

L.             Neither Landlord nor Tenant Deemed Drafter.  All provisions of this Lease have been negotiated by Landlord and Tenant at “arm’s length” and with full opportunity for representation by their respective legal counsel and Landlord arid Tenant agree that neither party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease against either party drafter of this Lease.

M.           Landlord’s Right to Transfer Landlord’s Interest and Reserved Rights.  Tenant agrees that nothing in this Lease shall be construed to prevent Landlord from selling, assigning or otherwise transferring all or any part of Landlord’s Interest, or selling, assigning, releasing or otherwise transferring all or any part of Landlord’s rights reserved under Article III above.  In the event of Landlord’s transfer of all of Landlord’s Interest, Tenant agrees that any and all obligations of Landlord under this Lease not then accrued shall terminate upon the effective date of such transfer and Tenant hereby releases Landlord from any obligations or covenants under this Lease which have not accrued prior to such effective date; provided, however, that nothing herein shall be deemed or construed to release the transferee of Landlord’s Interest from the obligation to perform all of the obligations and covenants of Landlord under this Lease which accrue from and after the effective date of such transfer.  No assignment, sale, release or other transfer of Landlord’s rights reserved under Article III above shall be implied from any conveyance or other document executed by Landlord, but shall be made effective only by a document describing specifically the rights transferred, provided, however, that such rights shall pass automatically to any legal successor of Landlord by merger, consolidation or otherwise by operation of law.

N.            Entire Agreement.  This Lease together with the Exhibits attached hereto constitutes the full and complete agreement of Landlord and Tenant and all other prior oral and written agreements shall be deemed to have merged into this Lease and have no further force or effect.

O.            Consent.  Where the consent or approval of Landlord or Tenant is required by any provisions of this Lease, all such approvals or consents shall be in writing and unless expressly so provided to the contrary, such consent shall not unreasonably withheld or delayed.

P.             Amendment.  This Lease may only be amended in writing, executed by both Landlord and Tenant.

Q.            Estoppel Certificates.  Within ten (10) days of written notice from either party, the other party shall execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and {ii} acknowledging that there are not, to certifying party’s knowledge, any uncured defaults on the part of the other party, or specifying such defaults if any are claimed.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

R.            Attorneys’ Fees.  If either party hereto institutes any action or proceeding against the other party in court relating to this Lease or the rights or obligations of any party hereunder, the prevailing party shall be entitled to receive from the losing party all costs, including reasonable attorneys’ fees.

S.             Expenditures By Landlord.  Whenever under any provision of this Lease Tenant shall be obligated to make any ‘ payment or expenditure, or to do any act or thing, or to incur any liability whatsoever, and Tenant fails, refuses or neglects to perform as herein required, Landlord shall be entitled but shall not be obligated to make any such payment or expenditure, or do any such act or thing, or to incur any such liability, all on behalf of and at the cost and for the account of Tenant, and in such event the amount thereof, together with interest computed at Landlord’s Cost of Money, shall be deemed additional rent hereunder and shall be added to and deemed a part of the next installment of Rent thereafter becoming due.

T.            Partial Invalidity.  If any term, provision, covenant or condition of this Lease should be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Lease shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

U.            Time of Essence.  Time is of the essence of this Lease and all of the terms, provisions, covenants and conditions hereof.

V.            Recordation.  This Lease shall not be Recorded, but the parties shall execute and deliver a memorandum hereof, in recordable form, sufficient to give constructive notice of the leasehold estate hereby created, and said memorandum shall be Recorded.  Tenant agrees, at Tenant’s expense, once the Lease is terminate, to execute a recordable instrument evidencing such termination.  Tenant hereby appoints Landlord as Tenant’s attorney-in-fact for the purpose of executing any instrument evidencing termination of this Lease, such appointment being coupled with an interest irrevocable and not affected by specific revocation, death, incompetence or other cause.

W.           Successors and Assigns; Exculpation.  All the terms, covenants and conditions of this Lease shall inure to the benefit of and be binding upon the successors, successors in trust and assigns of Landlord and subject to the restrictions on assignment herein contained) the heirs, devisees, personal representatives, successors and permitted assigns of Tenant to the same extent as said terms, covenants and conditions inure to the benefit of and are binding upon Landlord and Tenant, respectively.

X.            Grammar; Governing Law.  The necessary grammatical changes required to make the provision of this Lease apply in the plural sense where there is more than one Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.  The laws of the State of Nevada shall govern the validity, performance and enforcement of this Lease.

Y.            Arbitration of Disputes.  Except for those matters under this Lease which are to be determined by appraisal under Section V.B above as expressly provided for herein, any dispute or controversy arising under, out of, in connection with, or in relation to this Lease or any breach hereof shall be determined and settled by arbitration to be held in Las Vegas, in accordance with the commercial arbitration rules of the AAA then in effect.  Disputes shall be heard by a panel of three (3) arbitrators, which panel shall be selected as follows:  the party requesting or desiring arbitration shall give written notice to that effect to the other party.  The notice shall designate an individual person as an arbitrator.  Within ten (10) days after the notice is given, the other party shall give notice to the party requesting the arbitration, and its notice shall designate a second individual person as an arbitrator.  If the second party shall fail to designate an arbitrator within the ten (10) day period, the first arbitrator shall elect a second individual person as an arbitrator.  When two arbitrators are designated in accordance with the foregoing provisions, they shall designate a third individual person as an arbitrator as promptly as possible.  If, within ten (10) days after the appointment of the second arbitrator, the two arbitrators so designated do not agree upon the designation of a third arbitrator, they shall give notice of their failure to agree to the parties.  If the parties do not agree upon the selection of a third arbitrator within five (5) days after that notice, either party may apply to the ABA for the appointment of the third arbitrator within ten (10) days thereafter. . All decisions of a majority of the arbitrators shall be final, conclusive and binding on the parties.  All proper costs and expenses of such arbitration including, without limitation, witnesses’ fees, attorneys’ fees and the fees of the arbitrators, shall be charged to a party or parties in such amounts as the arbitrators shall decide at the time of the award.  In the event of the failure, inability or refusal of any arbitrator to act within thirty (30) days of the appointment of the panel, a new arbitrator shall be appointed in his stead by the AAA.  An award so rendered shall be final and binding in all aspects upon the parties and judgment may be rendered upon the award by the courts of the State of Nevada and the parties consent to the jurisdiction of such courts.  The parties agree that any process or notice of motion or other application to any of the courts and any paper in connection with arbitration may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearances is allowed.  In the resolution of any dispute or controversy as set forth in this Section XIII.Y, each party irrevocably waives any right and claim to exemplary or punitive damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed, this Lease as of the date first above written.

“LANDLORD”	TEXAS GAMBLING HALL & HOTEL, INC.,
a Nevada corporation

By:
Name:
Title:

“TENANT”	STATION CASINOS, INC.
a Nevada corporation

By:
Name:
Title: